Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren

Vice President, Chief Financial Officer

(510) 661-1802

amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES THIRD QUARTER AND

NINE-MONTH 2005 FINANCIAL RESULTS

Company announces restructuring plan to outsource manufacturing of Secca and Stretta disposable products to improve gross margins and to reduce operating expenses

FREMONT, Calif., November 1, 2005 – Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the third quarter and nine months ended September 30, 2005.

For the third quarter of 2005, Curon Medical reported net sales of $745,000, compared to net sales of $1,152,000 in the second quarter of 2005, and net sales of $862,000 in the third quarter of 2004. Net loss for the quarter was $716,000, or $0.02 per share, compared with a net loss of $3.7 million, or $0.11 per share, for the second quarter of 2005, and $4.3 million, or $0.18 per share, for the third quarter of 2004.

For the nine months ended September 30, 2005, Curon Medical reported net sales of $2,754,000 compared with net sales of $2,699,000 for the first nine months of 2004. Net loss for the nine months ended September 30, 2005, decreased to $7.4 million, or $0.22 per share, compared with a net loss in the first nine months of 2004 of $11.1 million, or $0.47 per share.

Third quarter results reflected the sale of eight Stretta® Control Modules and four Secca® Control Modules, plus the placement of one additional Stretta Control Module for evaluation, in addition to sales of 253 disposable Stretta Catheters and 121 disposable Secca Handpieces. As of September 30, 2005, Curon Medical had cash, cash equivalents and investments totaling $6.5 million.

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The Company also announced a restructuring initiative involving the outsourcing of the manufacturing of its Secca and Stretta disposable products. As a result of this restructuring, the Company will be reducing employee headcount by 38 during the fourth quarter, from 71 people to 33 people.

Larry C. Heaton II, President and Chief Executive Officer of Curon Medical, said, “We expect to significantly improve our gross margin position by outsourcing the manufacturing of our disposable products to a contract manufacturer, Life Science Outsourcing. In addition, the associated reduction in employee headcount by the end of 2005 enabled by the outsourcing is expected to reduce our operating expenses. Combined with a “right sized” salesforce, we expect the impact will significantly reduce our burn rate for 2006.

“We believe that a number of factors during the quarter contributed to a reduction in sales. We reduced the number of salespeople through attrition during the quarter which adversely affected the sales of new Secca and Stretta systems. In the aftermath of Hurricane Katrina, repeat Stretta disposable orders were down significantly in Louisiana, which had previously produced more re-orders than any other state. Stretta system sales were delayed as potential customers learned late in the quarter that the competitive Enteryx product was being withdrawn from the market for safety reasons. We believe that these are primarily issues of timing and we do not expect them to have an ongoing deleterious effect on quarterly sales.

“The removal from the market of the Enteryx product created a gap in the armamentarium of the approximately 600 Gastroenterologists who had been offering that procedure to their GERD patients not satisfied with available medical therapy. To address this opportunity in the Gastroenterology market, we have been contacting these physicians offering to fill that treatment gap with the Stretta procedure.

To help inform both physicians and patients about the benefits of the Stretta procedure, we are working with web sites that offer comprehensive information about GERD and the various treatment options available. In addition a staff of nurses is available to discuss the patient’s condition online or via a toll-free telephone line; and to make appointments for patients with physicians in their area who offer the Stretta procedure. These sites include www.gerd-institute.org and www.reflux1.com.”

Conference Call

Curon Medical will host a conference call today at 5:00 p.m. eastern time/2:00 p.m. pacific time to discuss the third quarter results. The live call may be accessed by dialing (719) 457-2698 and through a web cast at the Curon Medical website www.investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from 8:00 p.m. eastern time today until midnight eastern time on November 8, 2005. The confirmation number to access the replay is 7862104.

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About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com

About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, specifically, statements concerning expectations regarding future operating performance, including expected sales growth, improved gross margins and decreased cash burn. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results,” in Curon’s Annual report of Form 10-Q for the fiscal quarter ended June 30, 2005 filed with the Securities and Exchange Commission on August 2, 2005. The forward-looking statements are made as of November 1, 2005, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CURON MEDICAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$745	$862	$2,754	$2,699
Cost of goods sold	842	1,036	2,837	3,168

Gross loss	(97)	(174)	(83)	(469)

Operating expenses:
Research and development	312	430	906	1,360
Clinical and regulatory	212	222	732	857
Sales and marketing	1,608	1,836	5,902	5,914
General and administrative	898	2,009	2,766	4,022

Total operating expenses	3,030	4,497	10,306	12,153

Operating loss	(3,127)	(4,671)	(10,389)	(12,622)
Interest income and other expense, net	2,411	323	2,961	1,511

Net loss	$(716)	$(4,348)	$(7,428)	$(11,111)

Net loss per share, basic and diluted	$(0.02)	$(0.18)	$(0.22)	$(0.47)

Shares used in computing net loss per share, basic and diluted	43,349	24,470	34,010	23,840

CURON MEDICAL, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	September 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$1,912	$374
Marketable securities	4,595	5,518
Accounts receivable, net	488	620
Inventories, net	1,304	777
Prepaid expenses and other current assets	843	987

Total current assets	9,142	8,276
Property and equipment, net	388	551
Other assets	300	330

Total assets	$9,830	$9,157

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,610	$1,651
Other liabilities	85	124
Warrant liability	2,383	469
Stockholders’ equity:	5,752	6,913

Total liabilities and stockholders’ equity	$9,830	$9,157